Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into by and between Mannatech, Incorporated (the “Company”) and Robert A. Sinnott, Ph.D. (the “Employee”), and has an effective date of October 5, 2007 (“Effective Date”). The Company desires to employ the Employee, and the Employee desires to be employed by the Company. Therefore, in consideration of the mutual promises and agreements contained herein, the Company and the Employee (collectively, the “Parties”) hereby agree as follows:

SECTION 1.

EMPLOYMENT

1.1. Employment. The Company hereby employs the Employee, and the Employee hereby accepts employment by the Company, for the period and upon the other terms and conditions contained in this Agreement.

1.2. Office and Duties. The Employee shall serve as Senior Vice President and Chief Science Officer, with the authority, duties and responsibilities described herein and those customarily incident to such office. The Employee shall report directly to the Chief Executive Officer of the Company (the “CEO”) and shall perform such other services, duties and responsibilities commensurate with Employee’s position as may from time to time be assigned to Employee by the CEO or the Board of Directors of the Company (the “Board”).

1.3. Performance. During Employee’s employment under this Agreement, the Employee shall devote on a full-time basis all of his time, energy, skill and best efforts to the performance of Employee’s duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company. The Employee may, however, engage in civic, charitable, and professional or trade activities so long as those activities do not interfere with the performance of Employee’s duties hereunder. The Employee shall comply with the employee policies and written manuals of the Company that are applicable generally to executive employees of the Company, as they exist and/or are modified from time to time. In the event of conflict or inconsistency between this Agreement and the employee policies and written manuals of the Company, the terms of this Agreement shall govern. Except as specifically contemplated herein, the Employee shall not work either on a part-time or independent contractor basis for any other business or enterprise during the Term of Employment.

1.4. Place of Work. The Employee shall perform services under this Agreement at the Company’s principal office in the City of Coppell, Dallas County, Texas, and at such other place or places as the Employee’s duties and responsibilities may require. The Employee understands and agrees that Employee may be required to travel in connection with the performance of his duties.

1.5. Directors’ and Officers’ Liability Insurance. To the extent that the Company maintains one or more policies of directors’ and officers’ liability insurance during the Employee’s employment under this Agreement (the “D&O Policies”), then the Company will provide the Employee coverage under the D&O Policies for acts or omissions by the Employee in the performance of his duties to the Company under this Agreement as an officer of the Company.

1.6. Indemnity. As of the Effective Date, the Company shall defend, indemnify and hold harmless the Employee against all claims, actions, lawsuits, judgments, penalties, fines, settlements and reasonable expenses that are filed, pursued, or otherwise sought by third parties, as applicable, in any proceeding resulting from the performance of the Employee’s duties to the Company under this Agreement.

1.7. Exclusive Employment. Without limiting Section 1.3 hereof, during the term of employment, the Employee will not, without the prior written consent of the Board:

a. serve as a spokesman, representative, employee, consultant, agent, officer, or member of any board of directors (or any similar governing body) for any for-profit business other than the Company;

b. serve as a spokesman, representative, employee, owner, consultant, agent, officer, or member of any board of directors (or any similar governing body) for any business which is a supplier to the Company or which competes with the Company, in each case whether directly or indirectly;

c. own any equity or economic interest in any company that competes directly or indirectly with the Company, except that this does not preclude ownership of less than 5% of the outstanding equity securities of any public reporting company; or

d. promote or endorse at Company business functions any other organization(s) with which Employee may be associated or affiliated.

SECTION 2.

EMPLOYMENT TERM

2.1. Term. The term of the Employee’s employment under this Agreement commences on the Effective Date and shall continue through one (1) year, unless terminated earlier by either Party by its or Employee giving at least 30 days’ prior written notice of termination, for any or no reason, to the other Party (“Notice of Early Termination”) or unless terminated earlier in accordance with Section 8 hereof. If a Notice of Early Termination is given in accordance with the preceding sentence, then (a) the term of employment under this Agreement will continue until the expiration of the notice period specified in the Notice of Early Termination, and (b) the Company may instruct the Employee not to come into the Company’s offices or to attend any of the Company’s business functions through the last date of employment, and the Employee’s following such instruction will not constitute Cause for termination or otherwise impair the Employee’s rights hereunder. If the Agreement is not terminated by either Party as provided for herein, it will renew for successive one (1) year terms, unless either Party gives the other at least thirty (30) days’ prior written notice of its intent not to renew.

SECTION 3.

COMPENSATION FOR EMPLOYMENT

3.1. Base Salary. The base salary of the Employee for all of Employee’s services, duties and responsibilities to the Company and all of Employee’s agreements and covenants with or to the Company under this Agreement shall be at the annual rate of $312,000, which the Company shall pay to the Employee in equal installments in accordance with its normal payroll policies.

a. Employee’s performance and salary shall be reviewed by the CEO and the Compensation Committee annually in accordance with the Company’s annual performance review process.

b. Employee’s Base Salary for any partial year will be prorated based upon the number of days elapsed in such year. Employee’s pay may be raised by the Company from time to time as the Company deems appropriate in its sole discretion, by way of an addendum or other documentation, without otherwise effecting this Agreement. Notwithstanding any pay increase, the employment of Employee shall be construed as continuing under this Agreement.

3.2. Annual Bonus. During Employee’s employment under this Agreement, the Employee is also eligible to participate in the Company’s annual executive bonus program (the “Executive Bonus Program”). The opportunity to earn a bonus and the amount of any bonus compensation under the Executive Bonus Program will be determined in accordance with criteria established by the Board or the Compensation Committee, which will comply with the requirements of Section 409A of the Internal Revenue Code, unless the payment of the bonus is exempt as not constituting a deferral of income. The Employee acknowledges that any bonus compensation under the Bonus Program will be discretionary, with the sole discretion resting with the Board or the Compensation Committee. Further, unless otherwise determined by the Compensation Committee, the Employee must remain employed by the Company at the time the bonus is paid in order to be eligible to receive the bonus.

3.3. Payment and Reimbursement of Work-Related Expenses. During Employee’s employment under this Agreement, the Company shall pay or reimburse the Employee, in accordance with the applicable policies and procedures of the Company, for all reasonable travel and other reasonable expenses incurred by the Employee in performing his obligations under this Agreement, provided that the Employee properly accounts for such expenses in accordance with the regular policies of the Company.

3.4. Health Insurance/401(k). During Employee’s employment under this Agreement, the Employee shall be entitled to participate in or receive benefits under any employee-benefit plan or arrangement made available by the Company to its employees generally (including any medical, dental, short-term and long-term disability, life insurance and 401(k) programs), subject to eligibility conditions or requirements and to the terms, conditions and overall administration of each of such plans and arrangements. Nothing in this Agreement will preclude the Company from amending or terminating any of the benefit plans or programs applicable to Employee as long as such amendment or termination is applicable to all similarly situated employees, without otherwise effecting this Agreement. Notwithstanding any change in benefits, the employment of Employee shall be construed as continuing under this Agreement.

3.5. Executive Vehicle Program. During Employee’s employment under this Agreement, the Employee will also be eligible to participate in the Company’s executive vehicle program, subject to all of its terms, regarding a vehicle with a lease cost to the Company no greater than that afforded to other similarly situated executive officers of the Company, with auto liability insurance coverage (comprehensive, collision and liability) for the leased vehicle paid by the Company and all routine and necessary repairs to the leased vehicle paid for by the Company or reimbursed to the Employee, subject to approval by the Chief Financial Officer of the Company.

3.6. Vacation. During Employee’s employment under this Agreement, the Employee shall be entitled to 20 days of paid vacation annually, in accordance with the regular policies of the Company.

3.7. Tax Withholding. The Company may deduct from any compensation or other amount payable to the Employee under this Agreement social security (FICA) taxes and all federal, state, municipal, or other such taxes or governmental charges as may now be in effect or that may hereafter be enacted or required.

SECTION 4.

CONFIDENTIAL INFORMATION

4.1. Definition of “Confidential Information.”

a. “Confidential Information” means material, data, ideas, inventions, formulae, patterns, compilations, programs, devices, methods, techniques, processes, know how, plans (marketing, business, strategic, technical or otherwise), arrangements, pricing and/or other information of or relating to the Company (as well as its customers and/or vendors) that is confidential, proprietary, and/or a trade secret (a) by its nature, (b) based on how it is treated or designated by the Company, (c) such that its appropriation, use or disclosure would have a material adverse effect on the business or planned business of the Company, or (d) as a matter of law. All Confidential Information is the property of the Company, the appropriation, use and/or disclosure of which is governed and restricted by this Agreement.

b. Exclusions. Confidential Information does not include material, data, and/or information that (i) the Company has voluntarily placed in the public domain; (ii) has been lawfully and independently developed and publicly disclosed by third parties; (iii) constitutes the knowledge and skills gained by Employee during the Employment Period; or (iv) otherwise enters the public domain through lawful means; provided, however, that the unauthorized appropriation, use, or disclosure of Confidential Information by Employee, directly or indirectly, shall not affect the protection and relief afforded by this Agreement regarding such information.

4.2. Provision of Confidential Information. Irrespective of the Term of Employment, and in consideration of the Employee’s promises in Section 4.3 of this Agreement, the Employee acknowledges that the Company has provided Employee with access to Confidential Information, including (but not limited to) the new Confidential Information that the Company is separately and concurrently providing to the Employee. The Parties stipulate and agree that Employee has never before seen or had access to the new Confidential Information referenced herein.

4.3. Protection of Confidential Information. Both during and after the Employment Period, the Employee shall not in any manner, directly or indirectly: (i) appropriate, download, print, copy, remove, use, disclose, divulge, or communicate Confidential Information to any Person, including (without limitation) originals or copies of any Confidential Information, in any media or format, except for the Company’s benefit within the course and scope of the Employee’s employment or with the prior written consent of the CEO; or (ii) take or encourage any action which would circumvent, interfere with or otherwise diminish the value or benefit of Confidential Information to the Company. The Employee agrees to use Employee’s best efforts and utmost diligence to protect and safeguard the Confidential Information as prescribed in this Section 4.

4.4. Return and Review of Information.

a. Company Property. All Confidential Information and other information and property affecting or relating to the business of the Company within the Employee’s possession, custody or control, regardless of form or format, shall remain at all times the property of the Company.

b. Upon Request. At any time that the Company may request, during or after the Employment Period, the Employee shall deliver to the Company all Confidential Information and other information and property affecting or relating to the business of the Company within Employee’s possession, custody or control, regardless of form or format. Both during and after the Employment Period, the Company shall have the right of reasonable access to review, inspect, copy, and/or confiscate any Confidential Information within the Employee’s possession, custody or control.

c. Upon Termination. The Employee shall return to the Company all Confidential Information and other information and property affecting or relating to the business of the Company within the Employee’s possession, custody or control, regardless of form or format, without the necessity of a request, forthwith upon resignation or termination of Employee’s employment, regardless of whether the resignation or termination is voluntary, involuntary, for Cause or not for Cause.

4.5. Response to Third Party Requests. Upon receipt of any formal or informal request, by legal process or otherwise, seeking the Employee’s direct or indirect disclosure or production of any Confidential Information to any Person, the Employee shall promptly and timely notify the Company and provide a description and, if applicable, hand deliver a copy of such request to the Company. The Employee irrevocably nominates and appoints the Company, as the Employee’s true and lawful attorney-in-fact to act in the Employee’s name, place and stead to perform any act that the Employee might perform to defend and protect against any disclosure of Confidential Information.

SECTION 5.

OWNERSHIP OF INFORMATION, INVENTIONS, AND ORIGINAL WORK

5.1. Definition of Work Product. As used in this Agreement, the term “Work Product” means all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, creative works, discoveries, software, computer programs, modifications, enhancements, know-how, product, formula or formulations, concepts and ideas, and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information, and all other intellectual property and intellectual property rights that (in any case above) are conceived, reduced to practice, created, developed or made by the Employee, either alone or with others, in the course of employment with the Company (including, without limitation, any such employment before the Effective Date).

5.2. Ownership and Assignment of Work Product. The Employee hereby agrees that all Work Product will be the exclusive property of the Company, and in consideration of this Agreement, without further compensation, hereby assigns, and (as necessary) agrees to assign, to the Company all right, title, and interest to all Work Product that: (a) relates to: (i) all or any aspect of the Company Parties’ actual or anticipated business, research, and development or existing or future products or services, or (ii) an actual or demonstrably anticipated research or development project of the Company; (b) is conceived, created, reduced to practice, developed, or made entirely or in any part: (i) during his employment or on Company time, or (ii) using any equipment, supplies, facilities, assets, materials, information (including, without limitation, Confidential Information) or resources of any of the Company Parties (including, without limitation, any intellectual property rights); or (c) results from any work performed by the Employee for the Company. Any creative works, discoveries, designs, software, computer programs, inventions, improvements, modifications, enhancements, know-how, product, formula or formulation, concept or idea that the Employee has within one year following the resignation or termination of employment with the Company shall be deemed to be Work Product owned by the Company under this Section 5, unless proved by the Employee to have been outside each of the criteria specified above in this Section 5.2.

5.3. Disclosure and Cooperation. The Employee shall promptly disclose Work Product to the CEO and perform all actions reasonably requested by the Company (whether during or after the Employment Period) to establish and confirm the ownership and proprietary interest of any of the Company Parties in any Work Product (including, without limitation, the execution of assignments, consents, powers of attorney, applications and other instruments). The Employee agrees to assist the Company in obtaining any patent for, copyright on or other intellectual-property protection for the Work Product, and to execute and deliver or otherwise provide such documentation and provide such other assistance as is necessary to or reasonably requested by the Company or its agents or counsel to obtain such patent, copyright, or other protection. The Employee shall maintain adequate written records of the Work Product, in such format as may be specified by the Company, and make such records available to, as the sole property of, the Company at all times. The Employee shall not file any patent or copyright applications related to any Work Product except with the written consent of the CEO.

SECTION 6.

NON-COMPETITION AND NON-SOLICITATION

6.1. Consideration. In consideration of the Confidential Information and specialized training being provided to Employee as stated in Section 4 of this Agreement, and other valuable consideration as stated in this Agreement, including (without limitation) the business relationships, Company goodwill, customer and vendor relationships, and work experience that the Employee will have the opportunity to obtain, use and develop under this Agreement, the Employee agrees to the restrictive covenants stated in this Section 6.

6.2. Acknowledgements.

a. Ancillary Agreement. The Employee acknowledges and agrees that the restrictive covenants contained in this Section 6 are ancillary to and part of an otherwise enforceable agreement, such being the agreements concerning Confidential Information and other consideration as stated in this Agreement.

b. Valuable Information. The Employee acknowledges and agrees that the Confidential Information and specialized training provided by the Company is highly valuable to the Company and, therefore, that the Company’s investment in the training and the protection and maintenance of the Confidential Information constitutes a legitimate interest to be protected by the Company by the restrictive covenants set forth in this Section 6.

c. Unique Relationships with Customers and Associates. The Employee acknowledges and agrees that (i) in the highly competitive business in which the Company is engaged, personal contact is of primary importance in securing new and retaining present Associates and Customers; (ii) the Company has a legitimate interest in maintaining its relationships with its Associates and Customers; and (iii) it would be unfair for the Employee to solicit the business of the Company’s Associates and Customers, exploiting the personal relationships the Employee develops with the Company’s Associates and Customers by virtue of the Employee’s employment by the Company.

d. Reasonableness. The Employee acknowledges and agrees that at the time that the restrictive covenants of this Section 6 are made, the limitations as to time, geographic scope, and activity to be restrained, as described herein, are reasonable and do not impose a greater restraint than necessary to protect the good will and other legitimate business interests of the Company, including (without limitation) Confidential Information (including, without limitation, trade secrets), customer and vendor relationships, and goodwill.

e. Termination. The Employee acknowledges and agrees that Employee has carefully read this Agreement and has given careful consideration to the restraints imposed upon Employee by this Agreement, and consents to the terms of the restrictive covenants in this Section 6 in conjunction with the provisions in this Agreement for the termination of his employment, with no expectation or promise of employment for a substantial period of time.

f. Post-Termination Enforcement. The Employee acknowledges and agrees that, based on the benefits to Employee and new consideration as recited herein, the restrictive covenants of this Section 6, as applicable according to their terms, shall remain in full force and effect even in the event of the resignation or termination of his employment under this Agreement for any reason, whether voluntary or involuntary or with or without Cause.

g. Other Employment. The Employee acknowledges and agrees that (i) in the event of the resignation or termination of Employee employment under this Agreement, Employee experiences and capabilities are such that he can obtain gainful employment without violating this Agreement, in a business engaged in other lines and/or of a different nature, without Employee incurring undue hardship; and (ii) the enforcement of a remedy under this Section 6 by way of injunction will not prevent the Employee from earning a livelihood.

6.3. Non-Competition and Non-Solicitation.

a. Non-Competition During Employment. During the Employment Period, the Employee shall not engage in any other business or employment which may detract from Employee’s full performance of Employee’s duties hereunder or which competes in any manner with the Company, and the Employee shall not directly or indirectly render any services of a business, commercial or professional nature, to any other Person without the Company’s prior written consent. Further, during employment, the Employee shall not directly or indirectly contact, solicit, entice, sponsor or accept any of the Associates into, or in any way promote to any such Associates opportunities in marketing programs of any direct sales company or organization other than the Company.

b. Non-Competition Post-Employment. During the Restricted Period, the Employee shall not directly or indirectly, on Employee’s own behalf or on the behalf of any other Person, engage in a Competing Business within the Geographic Area, including, without limitation, owning, taking a financial interest in, managing, operating, controlling, being employed by, being associated or affiliated with, being a spokesperson for, providing services as a consultant or independent contractor to, or participating in the ownership, management, operation or control of, any Competing Business; provided, however, that this Section 6.3b does not preclude ownership of less than 5% of the outstanding equity securities of any public reporting company.

c. Customer Non-Solicitation. During the Restricted Period, the Employee shall not in any manner, directly or indirectly, on Employee’s own behalf or on the behalf of any other Person, induce, solicit or attempt to induce or solicit any Customer (i) to do business with a Competing Business, or (ii) to reduce, cease, restrict, terminate or otherwise adversely alter business or business relationships with the Company for the benefit of a Competing Business, regardless of whether the Employee initiates contact for that purpose.

d. Employee Non-Solicitation and No-Hire. During the Restricted Period, the Employee shall not directly or indirectly, on Employee’s own behalf or on behalf of any other Person (i) solicit, recruit, persuade, influence, or induce, or attempt to solicit, recruit, persuade, influence, or induce any Person employed or otherwise retained by the Company (including, without limitation, any independent contractor or consultant), to cease or leave their employment or contractual or consulting relationship with the Company, regardless of whether the Employee initiates contact for such purposes, or (ii) hire, employ or otherwise attempt to establish, for any Person, any employment, agency, consulting, independent contractor or other business relationship with any Person who is or was employed or otherwise retained by the Company (including any independent contractor or consultant), for the benefit of a Competing Business.

6.4. Definitions. The following definitions are for the purposes of this Agreement, including (without limitation) this Section 6. The scope of these definitions is in recognition of the Company-wide scope of the Employee’s responsibilities, the broad geographic scope of the Company’s business operations throughout the entire United States of America and in certain foreign countries, and the potential ease of competing with the Company in the absence of the provisions of this Section 6.

a. “Competing Business” means any business operation which engages in the business of providing products and services that are the same or substantially similar or directly competes with those that any of the Company manufactured, produced, provided, sold, and/or marketed during the Employee’s tenure with the Company, such as the direct selling business, including (without limitation) the direct sale, network and/or multi-level marketing of dietary supplements, skin care or wellness products.

b. “Customer” means (i) any Associate or other Person with whom or which the Company has had any contract any time during this Agreement or any time during the one year period immediately preceding the Effective Date, and/or (ii) any customer, vendor, supplier, licensor or other Person in a business relationship with the Company, for which the Employee or employees working under the Employee’s supervision had any direct or indirect responsibility during the Employment Period.

c. “Geographic Area” means (i) those cities and states in the United States of America and foreign countries in which the Company does business during the Employment Period; and/or (ii) the geographic area of Employee’s responsibilities during the Employment Period.

d. “Restricted Period” means the Employment Period and the one year period commencing on the Termination Date, regardless of whether the Employee’s termination from the Company is voluntary or involuntary, for Cause or not for Cause. This time period shall be extended by one day for each day that Employee is determined to be in violation of Sections 4, 5 and/or 6 of this Agreement, as determined by a court or arbitrator of competent jurisdiction.

6.5. Fiduciary Duty. The Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of the Company. In keeping with these duties, the Employee shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business, and shall not appropriate for Employee’s own benefit, any business opportunities concerning the subject matter of the fiduciary relationship.

6.6. Survival. This Section 6 shall survive the cessation or termination of the Employee’s employment under this Agreement, subject to the time and scope limitations set forth in this Section 6.

6.7. Substitution/Revision. If, at the time of enforcement of the restrictive covenants in this Section 6, a court holds that the restrictions stated in this Section 6 are unreasonable under circumstances then existing, then the maximum duration, scope or geographical area reasonable under such circumstances shall automatically be substituted for the stated duration, scope or geographic area and the court shall be allowed and is hereby requested to revise the restrictions contained herein to cover the maximum duration, scope and geographic area permitted by law. The covenants contained in Sections 6.3a., 6.3b., 6.3c., and 6.3d. hereof are independent of and severable from one another.

6.8. Independent Covenants. All covenants contained in Section 6 of this Agreement shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action by Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

SECTION 7.

NON-DISPARAGEMENT

7.1. Non-Disparagement. The Employee agrees that, both during and after the Employment Period, the Employee will not make any statements which would constitute libel, slander or disparagement of the Company or any of its directors, officers, shareholders, or affiliates, provided however, that the terms of this Section 7.1 shall not apply to communications between the Employee and, as applicable, the Employee’s attorneys or other Persons with whom or which communications would be subject to a claim of privilege existing under common law, statute or rule of procedure.

SECTION 8.

REMEDIES

8.1. Remedies. In the event of a breach of this Agreement by any Party, and subject to the remaining provisions of this Section 8, the aggrieved Party shall be entitled to all appropriate equitable and legal relief, including, but not limited to: (a) an injunction to enforce this Agreement or prevent conduct in violation of this Agreement; (b) damages incurred as a result of the breach; and (c) attorneys’ fees and costs incurred in enforcing the terms of this Agreement.

8.2. Arbitration. SUBJECT TO THE RIGHTS OF EITHER PARTY TO SEEK INJUNCTIVE OR OTHER EQUITABLE RELIEF IN A COURT OF EQUITY, BINDING ARBITRATION SHALL BE THE EXCLUSIVE REMEDY FOR ANY AND ALL DISPUTES, CLAIMS, OR CONTROVERSIES BETWEEN THE PARTIES HERETO, WHETHER STATUTORY, CONTRACTUAL OR OTHERWISE, ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE EMPLOYEE’S EMPLOYMENT BY OR TERMINATION FROM THE COMPANY (INCLUDING, BUT NOT LIMITED TO, THE AMOUNT OF DAMAGES, OR THE CALCULATION OF ANY BONUS OR OTHER AMOUNT OR BENEFIT DUE) (COLLECTIVELY, “DISPUTES”). THE PARTIES EACH WAIVE THE RIGHT TO A JURY TRIAL AND WAIVE THE RIGHT TO ADJUDICATE THEIR DISPUTES UNDER THIS AGREEMENT OUTSIDE THE ARBITRATION FORUM PROVIDED FOR IN THIS AGREEMENT, EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT. In the event either party provides a notice of arbitration of any dispute to the other party, the parties agree to submit that dispute to a single arbitrator selected from a panel of arbitrators of JAMS located in Dallas, Texas. The arbitration will be governed by the JAMS Comprehensive Arbitration Rules and Procedures in effect at the time the arbitration is commenced. If for any reason JAMS cannot serve as the arbitration administrator, the Company may select an alternative arbitration administrator, such as the American Arbitration Association, to serve under the terms of this Agreement. The parties further agree to abide by and perform any award rendered by the arbitrator.

a. VENUE. THE PARTIES STIPULATE AND AGREE THAT THE EXCLUSIVE VENUE OF ANY SUCH ARBITRATION PROCEEDING (AND OF ANY OTHER PROCEEDING, INCLUDING (WITHOUT LIMITATION) ANY COURT PROCEEDING, UNDER THIS AGREEMENT) SHALL BE DALLAS COUNTY, TEXAS (THE “AGREED VENUE”).

b. Authority and Decision. The arbitrator shall have the authority to award the same damages and other relief that a court could award. The arbitrator shall issue a reasoned award explaining the decision and any damages awarded. The arbitrator’s decision will be final and binding upon the parties and enforceable by a court of competent jurisdiction. The parties will abide by and perform any award rendered by the arbitrator. In rendering the award, the arbitrator shall state the reasons therefore, including (without limitation) any computations of actual damages or offsets, if applicable.

c. Fees and Costs. In the event of arbitration under the terms of this Agreement, the fees charged by JAMS or other arbitration administrator and the arbitrator shall be borne by the parties as determined by the arbitrator, except for any initial registration fee, which the parties shall bear equally. Otherwise, the parties shall each bear their own costs, expenses and attorneys’ fees incurred in arbitration; provided, however, that the prevailing party shall be entitled to recover and have awarded its attorneys’ fees, court costs, arbitration expenses, and its portion of the fees and costs charged by JAMS or other arbitration administrator, regardless of which Party initiated the proceedings, in addition to any other relief to which it may be entitled. The determination of the “prevailing party” and the amount of fees, costs and expenses awarded shall be in the discretion of the arbitrator and shall be based upon such evidence as the arbitrator deems appropriate, including the relief awarded as compared to the last bona fide settlement offer made by the opposing party prior to the initiation of the arbitration proceeding, as well as any bona fide settlement offer made during the proceeding taking into account the fees, costs and expenses incurred thereafter.

d. Limited Scope. The following are excluded from binding arbitration under this Agreement: claims for workers’ compensation benefits or unemployment benefits; replevin; and claims for which a binding arbitration agreement is invalid as a matter of law.

e. Statutes of Limitations. All statutes of limitations that would otherwise be applicable (as well as other laws and statutes of applicability to any Dispute in issue) shall apply to any arbitration proceeding hereunder, and the arbitrator is specifically empowered to decide any question pertaining to limitations.

f. Injunctive Relief. The parties hereto may seek injunctive relief in arbitration; provided, however, that as an exception to the arbitration agreement set forth in Section 8.2 hereof, the parties, in addition to all other available remedies, shall each have the right to initiate an action in any court of competent jurisdiction in order to request injunctive or other equitable relief regarding the terms of this Agreement. The exclusive venue of any such proceeding shall be in the Agreed Venue. The parties agree (a) to submit to the jurisdiction of any competent court in the Agreed Venue, (b) to waive any and all defenses the Executive may have on the grounds of lack of jurisdiction of such court, and (c) that neither party shall be required to post any bond, undertaking or other financial deposit or guarantee in seeking or obtaining such equitable relief. Evidence adduced in any such proceeding for an injunction may be used in arbitration as well. The existence of this right shall not preclude or otherwise limit the applicability or exercise of any other rights and remedies that a party hereto may have at law or in equity.

SECTION 9.

TERMINATION OF EMPLOYMENT

9.1. Events of Termination. In addition to termination of employment in accordance with Section 2 hereof, the Employee’s employment by the Company under this Agreement (1) shall terminate upon the death of the Employee, and (2) may be terminated by the Company, immediately upon written notice of termination to the Employee, upon the Employee’s Disability or for Cause. In this Agreement:

a. “Disability” means the Employee’s becoming incapacitated by accident, sickness, or other circumstances that, in the reasonable judgment of the Board renders or is expected to render the Employee mentally or physically incapable of performing the essential duties and services required of him hereunder, with or without reasonable accommodation, for a period of at least 90 consecutive calendar days.

b. “Cause” means any of the following:

i.	the Company’s determination that the Employee has neglected, failed, or refused to render the services or perform any other of his duties or obligations in or under this Agreement (including, without limitation, because of any alcohol or drug abuse);

ii.	the Employee’s violation of any provision of or obligation under this Agreement;

iii.	the Employee’s indictment for, or entry of a plea of no contest with respect to, any crime that adversely affects or (in the Board’s reasonable judgment) may adversely affect the Company or the utility of the Employee’s services to the Company; or

iv.	any other act or omission of the Employee involving fraud, theft, dishonesty, disloyalty, or illegality with respect to, or that harms or embarrasses or (in the Board’s reasonable judgment) may harm or embarrass, the Company or any of its subsidiaries, affiliates, customers, dealers or suppliers.

Notwithstanding any other provision of this Agreement, if the Company gives notice of termination for Cause under clauses i. or ii. above in this Section 9.1(b), then the Employee at his sole option shall have sixty (60) days from the date of such notice to effect a cure or resolution of the reasons giving rise to the termination (the “Employee Remedy Period”) before the termination becomes effective. If the reasons giving rise to such termination are cured or resolved by the Employee within the Employee Remedy Period, then the termination will be deemed to be without Cause for the purposes of this Agreement, unless it is withdrawn by the Company by the end of the Employee Remedy Period.

c. “Good Reason” means any of the following:

i.	the Company’s denial of compensation due and owing to Employee under this Agreement, where such denial is by any means, including but not limited to a material act or omission of fraud, theft, or dishonesty in the Company’s accounting practices or otherwise;

ii.	the requirement by the Company that Employee be based anywhere other than Dallas County, Texas, except for travel incident to the Company’s business;

iii.	the Company’s demotion of the Employee in title or pay, or the Company’s removal of a material portion of the Employee’s significant duties or responsibilities pursuant to this Agreement, without the Employee’s consent; or

iv.	the Company’s material breach of this Agreement.

Notwithstanding any other provision of this Agreement, if the Employee gives notice of resignation for Good Reason under clauses i., ii., iii., or iv. above in this Section 9.1(c), then the Company at its sole option shall have sixty (60) days from the date of such notice to effect a cure or resolution of the reasons giving rise to the resignation (the “Company Remedy Period”), before the resignation becomes effective. If the reasons giving rise to such resignation are cured or resolved by the Company within the Company Remedy Period, then the resignation will be deemed to be without Good Reason for the purposes of this Agreement, unless it is withdrawn by the Employee by the end of the Company Remedy Period.

9.2. Non-Renewal. In the event the Company gives notice to the Employee that it will terminate this Agreement at the expiration of any term, then the Agreement will automatically terminate at the end of such term.

9.3. Severance.

a. Nothing contained in this Agreement shall be construed as impacting the right of the Company to terminate the Employee’s employment with the Company.

b. Unless Employee resigns without Good Reason, or is terminated by the Company for Cause or due to the death of the Employee, the Employee shall continue to receive his base salary as set forth in Section 3 of this Agreement for twelve (12) months from Employee’s last date of employment (the “Termination Date”).

c. Any amount owed to Employee under this paragraph will be paid in regular installments on the usual and customary pay dates of the Company.

9.4. Release. As a condition to the receipt of any Severance payment under paragraph 9.3 of this Agreement, Employee shall be required to execute a release, in the form established by the Company, releasing Company and Company’s shareholders, partners, officers, directors, employees, and agents from any and all claims and from any and all causes of any kind or character, including, but not limited to, all claims or causes of action arising out of the employee’s employment with the Company, the termination of such employment, or any actions or omissions occurring during such employment, and the performance of Employee’s and Company’s obligations hereunder.

9.5. Effects of Termination. Paragraph 9.3 notwithstanding, upon any cessation or termination of employment under this Agreement, all further rights of the Employee to employment and compensation and benefits from the Company under this Agreement will cease, except that the Company shall pay the Employee the following:

a. Any amount of base salary earned by, but not yet paid to, the Employee through the last date of the Employment Period;

b. Any annual bonus, or portion thereof, that is earned by, but not yet paid to, the Employee through the Termination Date;

c. All reimbursable expenses due, or but not paid, to the Employee as of the Termination Date in accordance with Section 3.4 hereof;

d. All benefits (or an amount equivalent thereto) that have been earned by or vested in, and are payable to, the Employee under, and subject to the terms of, the employee-benefit plans or arrangements of the Company in which the Employee participated through the Termination Date in accordance with Section 3.5 hereof; and

Any amount due under clause b. above in this Section 9.5 shall be paid in the same manner and on the same date as would have occurred if the Employee’s employment under this Agreement had not ceased. Any amount due under clause d. above in this Section 9.5 shall be paid in accordance with the terms of the employee-benefit plans or arrangements under which such amounts are due to the Employee. Any amounts due under clause c. of this Section 9.5 shall be paid in accordance with the terms of the Company’s policies, practices, and procedures regarding reimbursable expenses. Except as modified in paragraph 9.3 hereof for the payment of such amounts when due, the Company shall have no further obligation or liability under this Agreement for any other compensation, payment, or benefit to the Employee. The stock option agreements between the Parties and the plan shall govern the Employee’s outstanding stock options upon or after cessation or termination of employment. Also upon cessation or termination of employment hereunder (unless the Employee continues otherwise to be employed by the Company), the Employee (1) shall return to the Company the leased vehicle provided for the Employee’s use in accordance with Section 3.6 hereof, and (2) shall resign or shall be deemed to have resigned from any position as an officer or director, or both, of any subsidiary or affiliate of the Company.

9.6. Post-employment Cooperation. Upon and for a period of six (6) months after the Termination Date, the Employee will cooperate fully with the Company in connection with (a) any matter related to the Company’s business and activities, by being available at mutually agreeable times, in person or by telephone, and without any unreasonable interference with Employee’s other activities, to provide such information as may from time to time be requested by the Company regarding various matters in which Employee was involved during Employee’s employment with the Company, and (b) any and all pending or future litigation or administrative claims, investigations, or proceedings involving the Company, including (without limitation) Employee’s meeting with the Company’s counsel and advisors at reasonable times upon their request, and providing testimony (in court or at depositions) that is truthful, and complete in accordance with information known to him. For all activities required of Employee under this Section 9.4, Employee shall be compensated at Employee’s then hourly rate, except to the extent prohibited by law.

SECTION 10.

MEDIA NON-DISCLOSURE

10.1. Media Nondisclosure. The Employee agrees that, both during and after the Employment Period, except as may be authorized in writing by the Company, the Employee will not directly or indirectly disclose or release to the Media any information concerning or relating to any aspect of the Employee’s employment or cessation or termination of Employee’s employment with the Company and/or any aspect of any Dispute that is the subject of this Agreement. For the purposes of this Agreement, “Media” includes, without limitation, any news organization, station, publication, show, website, web log (blog), bulletin board, chat room and/or program (past, present and/or future), whether published through the means of print, radio, television and/or the Internet or otherwise, and any member, representative, agent and/or employee of the same.

SECTION 11.

REPRESENTATION BY EMPLOYEE

11.1. No Conflict. The Employee hereby represents and warrants to the Company that Employee’s execution of this Agreement and Employee’s performance of Employee’s duties and obligations hereunder will not conflict with, cause a default under, or give any party a right to damages under any other agreement or obligation to which the Employee is a party or is bound.

SECTION 12.

GENERAL

12.1. Governing Law. This Agreement shall be governed by, and enforced and construed under, the laws of the State of Texas, except to the extent preempted by federal law.

12.2. Binding Effect; Assignment. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective heirs, representatives, successors (including, without limitation, any successor as a result of a merger or similar reorganization) and assigns of the Parties, except that the Employee’s rights, benefits, duties and responsibilities hereunder are of a personal nature and shall not be assignable in whole or in part by the Employee.

12.3. Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given and received (a) when personally delivered or delivered by same-day courier, (b) on the third business day after mailing by registered or certified mail, postage prepaid, return receipt requested, or (c) upon delivery when sent by prepaid overnight delivery service, in any case addressed as follows:

If to the Employee:	Robert A. Sinnott, Ph.D.
2504 Shoreline Drive
Keller, Texas 76248

If to the Company:	General Counsel
Mannatech Incorporated
600 S. Royal Lane, Suite 200
Coppell, TX 75019

A Party’s address may be changed from time to time by written notice to the other Party in accordance with this Section 12.3.

12.4. Prior Agreements Superseded. This Agreement supersedes all prior agreements between the Parties of any and every nature whatsoever, including (without limitation) agreements for additional compensation or benefits. All such prior agreements are null and void.

12.5. Duration. Notwithstanding the cessation or termination of Employee’s employment under this Agreement, this Agreement shall continue to bind the Parties for so long as any obligations remain under the terms of this Agreement.

12.6. Amendment; Waiver. No amendment to or modification of this Agreement, or waiver of any term, provision, or condition of this Agreement, will be binding upon a Party unless the amendment, modification, or waiver is in writing and signed by the Party to be bound. Any waiver by a Party of a breach or violation of any provision of this Agreement by the other Party shall not be deemed a waiver of any other provision or of any subsequent breach or violation.

12.7. Enforcement and Severability. The Parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of this Agreement is too broad to be enforced as written, the Parties intend for the court to reform the provision to such narrower scope as it determines to be reasonable and enforceable. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable, the provision shall be severed, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part of it, and the remaining provisions shall remain in full force and effect.

12.8. Subsidiaries Included. Wherever the “Company” is referred to in this Agreement, it shall include all subsidiaries of the Company as they may exist from time to time, even where the term “subsidiaries” is not explicitly stated in connection with such reference.

12.9. Certain Defined Terms; Headings. As used in this Agreement:

a. “business day” means any Monday through Friday other than any such weekday on which the executive offices of the Company are closed.

b. “Employment Period” means the term of Employee’s employment under this Agreement, from the Effective Date through the last date of Employee’s work for the Company under this Agreement, regardless of whether the termination is voluntary, involuntary, for Cause, or not for Cause.

c. “herein,” “hereof,” “hereunder,” and similar terms are references to this Agreement as a whole and not to any particular provision of this Agreement.

d. “Person” means an individual, an independent contractor, a sole proprietor, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity, court, department, agency or political subdivision, or other individual, business, or governmental entity, as applicable.

In addition, the use herein of “annual” or “monthly” (or similar terms) to indicate a measurement period shall not itself be deemed to grant rights to Employee for employment or compensation for such period. The Section and other descriptive headings in this Agreement are only for convenience of reference and are not to be used to construe or interpret this Agreement or any of its provisions.

12.10. Employee Acknowledgment. The Employee affirms and attests, by signing this Agreement, that the Employee has read this Agreement before signing it and that the Employee fully understands its purposes, terms, and provisions, which the Employee hereby expressly acknowledges to be reasonable in all respects. The Employee further acknowledges receipt of one copy of this Agreement.

12.11. Section 409A Compliance. It is the intention of the Company and the Employee that this Agreement not result in unfavorable tax consequences to the Employee under Section 409A of the Code. The Company and the Employee acknowledge that only limited guidance has been issued by the Internal Revenue Service with respect to the application of Code Section 409A to certain arrangements, such as this Agreement. It is expected by the Company and the Employee that the Internal Revenue Service will provide further guidance regarding the interpretation and application of Section 409A of the Code in connection with finalizing its recently proposed regulations. The Company and the Employee acknowledge further that the full effect of Section 409A of the Code on potential payments pursuant to this Agreement cannot be determined at the time that the Company and the Employee are entering into this Agreement. The Company and the Employee agree to work together in good faith in an effort to comply with Section 409A of the Code including, if necessary, amending the Agreement based on further guidance issued by the Internal Revenue Service from time to time, provided that neither party shall be required to assume an economic burden beyond what is already required by this Agreement.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have duly entered into this Agreement as of the Effective Date.

EMPLOYEE:

/s/ Rob Sinnott
Robert A. Sinnott, Ph.D.

Date:	October 5, 2007

MANNATECH INCORPORATED

By:	/s/ Terry Persinger

Date:	October 5, 2007